Exhibit 3.28

MARK C. CHRISTIE COMMISSIONER JAMES C. DIMITRI COMMISSIONER JUDITH WILLIAMS JAGDMANN COMMISSIONER	JOEL H. PECK CLERK OF THE COMMISSION P.O. BOX 1197 RICHMOND, VIRGINIA 23218-1197
STATE CORPORATION COMMISSION
Office of the Clerk
The attached documents are “the best available” from microfilm. The original documents submitted for filing were not suitable for microfilming.
Tyler Building, 1300 East Main Street, Richmond, VA 23219-3630
Clerk’s Office (804) 371-9733 or (866) 722-2551 (toll-free in Virginia) www.scc.virginia.gov/clk
Telecommunications Device for the Deaf-TDD/Voice: (804) 371-9206

SCC710N
(09/03)
COMMONWEALTH OF VIRGINIA
STATE CORPORATION COMMISSION
ARTICLES OF AMENDMENT
CHANGING THE NAME OF A VIRGINIA STOCK CORPORATION
By Unanimous Consent of the Shareholders
The undersigned, pursuant to § 13.1-710 of the Code of Virginia, executes these articles and states as follows:
1.	The current name of the corporation is Identix Public Sector, Inc.

2.	The name of the corporation is changed to Alion — IPS Corporation.

3.	The foregoing amendment was adopted by unanimous consent of the shareholders on February 14, 2004. (date)
Executed in the name of the corporation by:

/s/ Manik K. Rath (signature)	March 9, 2004 (date)

Manik K. Rath printed name	Secretary (corporate title)

(telephone number (optional))	0212185-3 (corporation’s SCC corporate ID no.)
(The execution must be by the chairman or any vice-chairman of the board of directors, the president, or any other of its officers authorized to act on behalf of the corporation.)
See instructions on the reverse.

COMMONWEALTH OF VIRGINIA
STATE CORPORATION COMMISSION
March 18, 2004
The State Corporation Commission has found the accompanying articles submitted on behalf of
Alion — IPS Corporation (formerly Identix Public Sector, Inc.)
to comply with the requirements of law, and confirms payment of all related fees.
Therefore, it is ORDERED that this
CERTIFICATE OF AMENDMENT
be issued and admitted to record with the articles of amendment in the Office of the Clerk of the Commission, effective March 18, 2004, at 11:55 AM.
The corporation is granted the authority conferred on it by law in accordance with the articles, subject to the conditions and restrictions imposed by law.

STATE CORPORATION COMMISSION
By	/s/ Mark C. Christie
Commissioner

ARTICLES OF AMENDMENT
TO
ARTICLES OF INCORPORATION
OF
IDENTIX PUBLIC SECTOR, INC.
          The undersigned person, being the duly appointed Secretary of Identix Public Sector, Inc. (the “Corporation”), pursuant to Sections 13.1-601 et seq. of the 1950 Code of Virginia as amended, does hereby execute the following Articles of Amendment:
          1. Article 5 of the Articles of Incorporation is hereby amended as follows:
(a)	The symbol “(a)” prior to the first sentence of text of Article 5 hereby is deleted; and

(b)	Article 5. section (b) hereby is deleted in its entirety.
          2. This amendment to the Articles of Incorporation was found by the Board of Directors to be in the best interest of the Corporation, was directed to be submitted to a vote of shareholders, and was approved by the Board of Directors by unanimous written consent dated as of August 3, 2001.
          3. A copy of this amendment was submitted to the sole shareholder and the amendment was adopted by the sole shareholder by written consent dated as of August 3, 2001.
          4. There are 100 shares of Common Stock issued and outstanding as of the date of the written consent. The sole shareholder .oted in favor of this amendment to the Articles of Incorporation. Zero shares of Common Stock voted against this amendment to the Articles of Incorporation.
          5. The above amendment has no effect on the stated capital of the Corporation.
          These Articles of Amendment to the Articles of Incorporation of Identix Public Sector, Inc. are executed this 3th day of August, 2001.

Identix Public Sector. Inc.
By:	/s/ Mark S. Mohna
Mark S. Mohna
Secretary